Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-152875

December 13, 2010

Occidental Petroleum Corporation

Final Term Sheet

December 13, 2010

$600,000,000 1.45% Senior Notes due 2013
$700,000,000 2.50% Senior Notes due 2016
$1,300,000,000 4.10% Senior Notes due 2021

Issuer:	Occidental Petroleum Corporation
Anticipated Ratings (Moody’s / S&P / Fitch / DBRS):*	A2/A/A/A (Stable/Stable/Stable/Stable)
Trade Date:	December 13, 2010
Settlement Date:	December 16, 2010 (T+3)
Registration:	Registration Statement No. 333-152875

$600,000,000 1.45% Senior Notes due 2013

Principal Amount:	$600,000,000
Maturity:	December 13, 2013
Interest Payment Dates:	Semi-annually in arrears on December 13 and June 13, commencing June 13, 2011
Coupon:	1.45% per year, accruing from December 16, 2010
Benchmark Treasury:	0.75% due December 15, 2013
Benchmark Treasury Yield:	0.991%
Spread to Benchmark Treasury:	+50 bps
Yield to Maturity:	1.491%
Initial Price to Public:	99.881% per 2013 note
Make-Whole Call:

At any time at the greater of (i) 100% of the principal amount and (ii) the present value of remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) discounted at the Adjusted Treasury Rate plus 10 basis points.

Denominations:	$2,000 × $1,000
CUSIP / ISIN:	674599 CA1 / US674599CA13

*Note : A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

$700,000,000 2.50% Senior Notes due 2016

Principal Amount:	$700,000,000
Maturity:	February 1, 2016
Interest Payment Dates:	Semi-annually in arrears on February 1 and August 1, commencing August 1, 2011
Coupon:	2.50% per year, accruing from December 16, 2010
Benchmark Treasury:	1.375% due November 30, 2015
Benchmark Treasury Yield:	1.912%
Spread to Benchmark Treasury:	+60 bps
Yield to Maturity:	2.512%
Initial Price to Public:	99.940% per 2016 note
Make-Whole Call:

At any time at the greater of (i) 100% of the principal amount and (ii) the present value of remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) discounted at the Adjusted Treasury Rate plus 12 basis points.

Denominations:	$2,000 × $1,000
CUSIP / ISIN:	674599 BZ7 / US674599BZ72

$1,300,000,000 4.10% Senior Notes due 2021

Principal Amount:	$1,300,000,000
Maturity:	February 1, 2021
Interest Payment Dates:	Semi-annually in arrears on February 1 and August 1, commencing August 1, 2011
Coupon:	4.10% per year, accruing from December 16, 2010
Benchmark Treasury:	2.625% due November 15, 2020
Benchmark Treasury Yield:	3.302%
Spread to Benchmark Treasury:	+80 bps
Yield to Maturity:	4.102%
Initial Price to Public:	99.977% per 2021 note
Make-Whole Call; Par Call:

At any time prior to November 1, 2020 at the greater of (i) 100% of the principal amount and (ii) the present value of remaining scheduled payments of principal and interest (excluding interest accrued to the redemption date) discounted at the Adjusted Treasury Rate plus 15 basis points. At any time on and after November 1, 2020, at 100% of the principal amount.

Denominations:	$2,000 × $1,000
CUSIP / ISIN:	674599 BY0 / US674599BY08

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Citigroup Global Markets Inc. Wells Fargo Securities, LLC
Co-Managers:

Banca IMI S.p.A.
BBVA Securities Inc.
BNP Paribas Securities Corp.
BNY Mellon Capital Markets, LLC
Credit Suisse Securities (USA) LLC
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
RBS Securities Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
Standard Chartered Bank
UBS Securities LLC
The Williams Capital Group, L.P.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, J.P. Morgan Securities LLC collect at 212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

This final term sheet supplements, and should be read in conjunction with, Occidental Petroleum Corporation’s preliminary prospectus supplement dated December 13, 2010 and accompanying prospectus dated August 11, 2008 and the documents incorporated by reference therein.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.